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                                                                    EXHIBIT 6.01


CONTENT LICENSE AGREEMENT

THIS CONTENT LICENSE AGREEMENT ("Agreement") is made and entered into as of October 1, 1999 ("Effective Date") by and between National Register Publishing, a division of Reed Elsevier Inc., a Massachusetts corporation ("NRP") and Showstar Online.com, Inc., a Delaware corporation ("Showstar"), under the following circumstances:

A. Showstar is an Internet development company which is developing a Web Site which will be owned and operated solely by Showstar and will be available on the World Wide Web as an art mega-site targeted toward art collectors, enthusiasts and novices;

B. NRP publishes and owns certain publications related to the art industry; and

C. Showstar desires to include such NRP publications on the art mega-site which it is developing and NRP desires to provide such NRP publications to Showstar solely for such purpose.

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS

1.1. "ArtStar Web Site" means the electronic art mega-site which is owned, operated and maintained by Showstar, is available through the World Wide Web and provides art-related information and services directed toward art collectors, enthusiasts and novices.

1.2. "Intellectual Property Rights" means any patent, design right, copyright, trademark, service mark (and any application or registration respecting the foregoing), database right, trade secret, know-how and/or other present or future intellectual property right of any type, wherever in the world enjoyable.

1.3. "Licensed Materials" means the art related publications owned and published by NRP which are described on Schedule A to this Agreement.

1.4. "Listing" means any biographical listing for an individual which is published in Who's Who in American Art and any listing for an institution which is published in the American Art Directory

1.5. "NRP Marks" means the following marks: National Register Publishing -TM-, Marquis Who's Who -Registered Trademark-, Marquis Who's Who in American Art -TM-and the names of the publications specified on Schedule A.

1.6. "Showstar Marks" means the following marks: Artstar.COM-TM- , ABID.COM-TM-, Showstar Online.com Inc.

1.7. "Showstar Net Advertising Revenues" means the gross revenues received by Showstar in connection with advertising which is placed in any portion of the ArtStar Web Site where any portion of the Licensed Materials is contained on the same screen (including in margins and frames around any portion of the Licensed Materials) less the amounts actually paid to the independent advertising agency(ies), if any, directly for placing such advertising.

1.8. "Showstar Net Revenue from NRP Related E-commerce" means revenue received

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by Showstar from e-commerce transactions conducted through or in connection with the ArtStar Web Site in which any party to the transaction is listed in any portion of the Licensed Materials less all applicable sales taxes shown separately on Showstar's invoices and actually paid by Showstar in connection with such transactions.

1.9. "Single Line Listing" means the name and other elements from a Listing which take no more than one line of print (in normal size type) on the ArtStar Web Site but which may not include the full address or telephone number of the person or entity which is the subject of the Listing from which the Single Line Listing is taken.

1.10. Additional terms maybe defined in the text of this Agreement.

2. GRANT OF LICENSE

2.1. Subject to the terms and conditions of this Agreement, NRP hereby grants to Showstar a non-exclusive, non-transferable worldwide license to (a) use and display the Licensed Materials on the ArtStar Web Site, (b) permit users of the ArtStar, Web Site limited access to the Licensed Materials including the ability to search the Licensed Materials on the ArtStar Web Site and download insubstantial portions of the Licensed Materials for their personal use, and
(c) alter the format (but not the content) of the Licensed Materials as reasonably necessary in order to display the Licensed Materials on the ArtStar Web Site. This license granted by this Section 2.1 shall be exclusive until April 1, 2000 and shall be non-exclusive at all times thereafter.

2.2. The license granted in Section 2.1 above includes the right to (a) load the Licensed Materials on servers owned and controlled by Showstar for the purpose of making the Licensed Materials available on the ArtStar Web Site, (b) make up to two back-up copies of the Licensed Materials as are reasonably necessary,
(c) display, download or print Licensed Materials for purposes of Showstar's internal testing, development and maintenance of the ArtStar Web Site, (d) use insubstantial portions of the Licensed Materials (i.e., two or three listings at any one time) for purposes of marketing the ArtStar Web Site and availability of the Licensed Materials thereon and (e) place advertising in or around the Licensed Materials as permitted by Section 5 below.

2.3. Showstar shall (a) not permit the Licensed Materials provided to it under this Agreement to reside anywhere but on servers owned and controlled by Showstar, or (b) use or display the Licensed Materials other than on the ArtStar Web Site.

2.4. Showstar shall use and display the Licensed Materials on the ArtStar Web Site only in a manner whereby the Licensed Materials are accessible to users (a) only in response to discreet searches for specific criteria such as the name of an individual artist or institution or a particular location, or (b) in a manner whereby the user is able to view and/or download no more than 15 Single Line Listings or 1 full Listing at any one time.

2.5. NRP expressly reserves to itself all rights not expressly granted to Showstar in this Agreement and Showstar may not use the Licensed Materials in any manner or for any other purpose than expressly set forth in Sections 2.1 and
2.2. above.

2.6. Showstar shall use its best efforts to prevent users of the Licensed Materials from copying, downloading or printing any portion of the Licensed

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Materials for anything other than personal use.

3. DELIVERY OF LICENSED MATERIALS

3.1. NRP will, within 60 days after the Effective Date, deliver Licensed Materials to the Showstar delivery address set forth on Schedule C hereto via magnetic media in the form and format determined by NRP (or as otherwise agreed between NRP and Showstar).

3.2. Subsequent to the delivery of Licensed Materials as specified in Section 3.1, no updates or enhancements to the Licensed Materials will be delivered during the Initial Term. In the event that this Agreement is renewed after the Initial Term, NRP will deliver to Showstar subsequent editions of the Licensed Materials within 3 months after initial commercial publication thereof.

4. COPYRIGHT

4.1. Whenever the Licensed Materials (or any portion thereof) are displayed or downloaded, Showstar shall cause such materials (as displayed and as downloaded) to bear a notice comprised of the following elements: (a) the word "Copyright" or the abbreviation "Copr." Or the symbol c (the letter c in a circle); (b) the year of first publication of such document as specified by NRP; (c) the name of the copyright holder as specified on Schedule A; and (d) the phrase "All Rights Reserved", or such other notice as NRP may reasonably request.

5. PRESENTATION OF LICENSED MATERIALS; ADVERTISING

5.1. Showstar will be responsible for the design, layout, posting and overall manner in which the Licensed Materials will be made available on the ArtStar Web Site and any modifications or alterations thereto (collectively "Manner of Presentation"). Such Manner of Presentation (including all modifications and alterations) shall be subject to the prior review and approval of NRP and prior to initial release of any Licensed Materials on the ArtStar Web Site (and prior to any modification in the Manner of Presentation), Showstar shall provide or make available to NRP a demonstration of the Manner of Presentation, will implement such reasonable changes as may be required by NRP and will not release the Licensed Materials on the ArtStar Web Site or implement the modification at issue until NRP has granted its approval thereof, which will not be unreasonably delayed.

5.2. Showstar will position the Licensed Materials in a prominent location on the ArtStar Web Site.

5.3. Showstar shall have the right to sell advertising in and around the Licensed Materials as made available on the ArtStar Web Site, provided that such advertising is tasteful, does not reflect negatively on NRP, and does not contain or advertise any material which is actually or potentially obscene, indecent, defamatory, unlawful, infringing of third-party Intellectual Property Rights, third-party contractual rights, or otherwise objectionable or unsuitable ("Offensive Content"). Should NRP notify Showstar that it believes any advertising in or around the Licensed Materials contains Offensive Content, Showstar shall remove such advertising from in and around the Licensed Materials. Showstar shall use reasonable commercial efforts to sell advertising in and around the Licensed Materials and at a rate comparable to or better than that being charged for advertising placed on other portions of the ArtStar Web

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Site.

5.4. Showstar will not include any advertising on pages containing Licensed Materials that falsely implies to the user that the advertiser is associated with NRP, Reed Elsevier or the Licensed Materials.

6. OTHER OBLIGATIONS

6.1. Prior to the initial release of Licensed Materials on the ArtStar Web Site:

a. Showstar will perform commercially reasonable testing of the delivery of the Licensed Materials to users through the ArtStar Web Site to ensure quality of the delivered Licensed Materials;

b. Showstar shall allow appropriate NRP personnel to review the ArtStar Web Site to verity its compliance with this Agreement and will cooperate with NRP in such review by providing such information as reasonably requested by NRP; and

c. Showstar will implement a system which limits access to the Licensed Materials to ensure that users cannot retrieve or print more than 15 Single Line Listings or 1 full Listing from any single search of the Licensed Materials.

6.2. Showstar will, subject to the parties agreeing upon the terms of a mutually acceptable "Supplier Agreement" under which Showstar is provided nonexclusive rights to be an online sales agent for the Licensed Materials on a nonexclusive basis, provide users of the ArtStar Web Site with the opportunity to purchase the hardcopy version of the Licensed Materials through the Bookstore feature of ArtStar Web Site and through a "click and buy" feature available to users on each screen on which any Licensed Materials are accessed.

6.3. Showstar shall be responsible for compliance with all applicable local, state and federal laws, rules and regulations and shall use reasonable commercial efforts to ensure that the ArtStar Web Site and the operation thereof are in compliance with all applicable laws, rules and regulations.

6.4. Showstar shall prominently include NRP's marks, in the manner and style reasonably designated by NRP, on pages of the ArtStar Web Site on which Licensed Materials appear, together with a notice (as agreed between NRP and Showstar) indicating that the Licensed Materials are provided by NRP or Marquis Who's Who.

7. COMPENSATION; AUDIT RIGHTS

7.1. In consideration for the rights granted to it under this Agreement, Showstar shall pay to NRP:

7.1.1. During the initial Term:

a. A nonrefundable initial payment in the amount of $70,000 which shall be paid in full upon the full execution of this Agreement by NRP and Showstar;

b. on a monthly basis, (i) until Showstar has paid NRP $250,000 (including the

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$70,000 payment under (a) above), an amount equal to the greater of (1) 40% of the Showstar Net Advertising Revenue received by Showstar during such month plus 10% of the Showstar Net Revenue from NRP Related E-Commerce received by Showstar during such month or (2) $10,000; and (ii) once Showstar has paid NRP $250,000, an amount equal to 40% of the Showstar Net Advertising Revenue received by Showstar during such month and plus 10% of the Showstar Net Revenue from NRP Related E-Commerce received by Showstar during such month.

c. During the Initial Term Showstar shall pay NRP a minimum payment of $250,000 under this Section 7, and all amounts paid to NRP under a. and b. above shall apply to such minimum.


7.1.2. During any Renewal Term:

7.1.3. On a monthly basis, an amount equal to the greater of (i) 40% of the Showstar Net Advertising Revenue received by Showstar during such month plus 10% of the Showstar Net Revenue from NRP Related E-Commerce received by Showstar during such month or (ii) $13,900.

7.1.4. Amounts to be paid on a monthly basis under Section 7.1 above shall be delivered to NRP within 30 days after the end of the month for which the payment is due. All payments shall be made in U.S. Dollars and will be delivered to NRP at the Payment Address set forth on Schedule C. Each payment shall be accompanied by a detailed report, certified by an officer of Showstar, setting forth the Showstar Net Advertising Revenues and the Showstar Net Revenues from NRP Related E-Commerce on which the payment is based.

7.1.5. Showstar shall also provide to NRP such additional information related to the amounts paid under Section 7.1 and the methods used by Showstar to calculate such amounts as may be reasonably requested by NRP from time to time.

7.1.6. Showstar shall keep true and accurate records, files, and books of account containing all the data reasonably required for the full computation and verification of the fees to be paid and the statements to be given pursuant to this Section 7. NRP, at its expense, and on not less than seven (7) days prior written notice to Showstar, will have the right, not more than twice in any calendar year, to designate and direct independent auditors or accountants to inspect and audit all of the books and records of Showstar in order to verify the figures reported to NRP in any monthly report(s) and the amounts owed to NRP pursuant to this Agreement. Such books and records will be made available to such auditors or accountants at the place where the records are kept in the ordinary course of business or such other location as mutually agreed upon by the parties. All audits will be conducted during normal business hours and in such a manner as not to unreasonably interfere with normal business activities. If, as a result of such examination or audit, such auditors or accountants determine that Showstar mis-reported any figure or underpaid any amount, NRP will furnish to Showstar a copy of the report of its auditors or accountants setting forth the discrepancy, and showing, in reasonable detail, the bases upon which the same was determined. Showstar will remit to NRP a sum equal to the amount of any underpayment within 30 days after notification of the discrepancy. It such discrepancy is greater than 5% of the total amount reported by Showstar for the period audited, then Showstar will reimburse NRP for the cost of the


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audit.

8. USE OF MARKS; PUBLICITY

8.1. Subject to Section 8.3, NRP hereby grants Showstar a non-exclusive, nontransferable, worldwide limited license to use, reproduce, publish and display the NRP Marks (a) on the ArtStar Web Site in connection with posting and maintaining the Licensed Materials thereon; and (b) to promote the availability of Licensed Materials on the ArtStar Web Site in promotional and marketing materials, content directories and indexes, and electronic and printed advertising, publicity, press releases, newsletters and mailings.

8.2. Subject to Section 8.3, Showstar hereby grants to NRP a non-exclusive, nontransferable, worldwide limited license to use, reproduce, publish and display the Showstar Marks to promote the availability of Licensed Materials on the ArtStar Web Site in promotional and marketing materials, content directories and indexes, and electronic and printed advertising, publicity, press releases, newsletters and mailings.

8.3. Neither party shall use or exploit in any manner the other party's Marks except in such manner and media as such other party may consent to in writing, which consent shall not be unreasonably withheld or delayed. Each request for such approval shall be accompanied by (a) a rough sketch or layout of the proposed material, indicating the placement and context of placement of the parties' names, trademarks, service marks or logos; and (b) a copy of the proposed narrative accompaniment. Requests for approval of NRP will be sent to NRP via U.S. Mail, overnight delivery or fax to the following address or fax number:

ATTN Marketing Director
Marquis Who's Who
121 Chanlon Road
New Providence NJ 07974
Fax 908-464-3553

With a copy to:
ATTN Permissions Coordinator - Legal Department
LEXIS-NEXIS
9443 Springboro Pike
Miamisburg OH 45342
Fax 937-865-1211

or such other address or fax number as NRP may specify by notice to Showstar. Requests for approval of Showstar will be sent to Showstar by U.S. Mail, overnight delivery or fax to the following address or fax number,

ATTN Vice President, E-commerce
Showstar Online.com, Inc.
#85 10551 Shellbridge Way
Richmond
B.C. Canada V6X 2W9
Fax 604-244-3931

or such other address or fax number as Showstar may specify by notice to NRP. Once approved under this Section 8, an item shall be deemed approved for future use in the same manner provided that the approving party may revoke or modify

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any such approval upon written notice to the other party and such use shall be discontinued or modified, as the case may be, upon receipt of notice in writing from the approving party of revocation or modification of approval.

8.4. Upon the effective date of cancellation, expiration or other termination of this Agreement, the non-owning party shall discontinue any and all use of the other party's name, trademarks, service marks and logos, excepting solely for reasonable quantities of general purpose printed materials (e.g., catalogs and sales literature) which may be on hand at that time, which may be used until the same are replaced or reprinted in the ordinary course of business.

8.5. The parties will work together to issue publicity and general marketing communications concerning their relationship and other mutually agreed-upon matters, provided, however, that neither party shall have any obligation to issue publicity or provide marketing communications. In addition, neither party shall issue such publicity and general marketing communications concerning their relationship without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

9. REPRESENTATIONS AND WARRANTIES

9.1. NRP represents and warrants that NRP has, and will have throughout the term of this Agreement, the right to grant to Showstar the license for the Licensed Materials and that the Licensed Materials as delivered to Showstar by NRP will not infringe the Intellectual Property Rights of any third party.

9.2. Showstar represents and warrants that it has, and will have throughout the term of this Agreement, all rights and licenses necessary or appropriate to legally operate the ArtStar Web Site and that the ArtStar Web Site and all servers and software used by Showstar in connection therewith will not infringe the Intellectual Property Rights of any third party.

9.3. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED MATERIALS OR THE ARTSTAR WEB SITE AND ALL SUCH OTHER WARRANTIES ARE EXPRESSLY EXCLUDED, INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF MERCHANTABILTIY AND FITNESS FOR PARTICULAR PURPOSE AND ALL WARRANTIES AS TO THE ACCURACY AND ADEQUACY OF THE LICENSED MATERIALS WHICH ARE PROVIDED TO SHOWSTAR ON AN "AS IS" BASIS OTHER THAN AS SPECIFIED IN SECTION 9.1 ABOVE.

10. INDEMNIFICATION

10.1. NRP shall defend, indemnify and hold harmless Showstar, its affiliates and its and their directors, officers, employees, agents, successors, assigns, licensees and distributors against any and all judgments, settlements, penalties, costs and expenses (including attorneys' fees) paid or incurred in connection with claims by and third party which arise from use of Licensed Materials under this Agreement and are attributable to infringement or misappropriation by such Licensed Materials of any Intellectual Property Rights of any third party provided that such claim does not arise from any modification or addition to the Licensed Materials made by Showstar or any person receiving Licensed Materials through Showstar.

10.2. Showstar shall defend, indemnify and hold harmless NRP, its affiliates and its and their directors, officers, employees, agents successors

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and assigns against any and all judgments, settlements, penalties, costs and expenses (including attorneys' fees) paid or incurred in connection with claims by any third party which arise in connection with operation of the ArtStar Web Site and are attributable to (a) infringement or misappropriation of any Intellectual Property Rights of any third party (other than claims covered under Section 9,1. Above) or (b) failure to comply with any applicable law, rule, regulation or order of any government, administrative authority or court.

10.3. In the event that either party becomes aware of any event or circumstances which it believes may give rise to a claim for which it believes it has been indemnified pursuant to this Agreement ("Claim"), that party (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") in writing of such Claim. The Indemnifying Party shall appoint experienced counsel reasonably acceptable to the Indemnified Party to represent NRP and Showstar in any legal action relating to the Claim; provided, however, that the Indemnified party shall also have the right to retain its own separate legal counsel at its own expense in connection therewith and observe and be present at all meetings, conferences and other proceedings related to the Claim. The Indemnified Party shall (a) give the Indemnifying Party full authority to defend and settle any action relating to the Claim, as long as the settlement does not require the payment of money or the forbearance or taking of any action by the Indemnified Party (except to cease offering the Licensed Materials at issue) and provides for a full and unconditional release of the Indemnified Party from all liability in connection with the Claim, and (b) provide all reasonable assistance to the Indemnifying Party, at the Indemnifying Party's expense.

11. LIMITATION OF LIABILITY

11.1. In no event shall either party be liable for special, indirect, incidental or consequential damages arising under or in connection with this Agreement, or the performance of, or failure to perform, any obligations hereunder, whether in contract, warranty, negligence, tort, strict liability or otherwise; provided, however, that the foregoing shall not apply in the case of willful misconduct or gross negligence.

11.2. Notwithstanding any provision contained herein to the contrary, in no event will the aggregate liability of NRP, its affiliates or their respective officers, directors, and employees to Showstar or to any third person for damages, direct or otherwise, arising out of or in connection with this Agreement exceed the total amount of fees actually paid to NRP during the 6 months immediately prior to the date on which the alleged damages were claimed to have been incurred, regardless of the cause or form of action.

12. PROPRIETARY RIGHTS

12.1. Showstar acknowledges that NRP owns all right, title and interest, including without limitation the copyright, in and to the Licensed Materials and all features, functions, coding, and formatting thereof. The copyright and title to all proprietary interests in or to the Licensed Materials are and shall remain in NRP as owner and this Agreement shall not grant to Showstar, or any affiliate, agent, or customer of Showstar, any right or ownership therein.

12.2. Showstar shall not remove, obscure or obstruct the display of any copyright, trademark or other proprietary notice placed upon the Licensed

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Materials by NRP, or alter the text thereof, without NRP's approval, which will not be unreasonably withheld. Showstar, without the approval of NRP, may make reasonable graphic alterations to the foregoing, such as increasing the size of a trademark or reasonably decreasing the size of the text of a copyright notice.

12.3. Showstar shall use the Licensed Materials solely in accordance with the terms of this Agreement. Showstar shall not copy, download or otherwise reproduce the Licensed Materials in any medium or in any way, in whole or in part, or alter, modify or adapt the Licensed Materials, including but not limited to creating derivative works other than as expressly provided under the terms and conditions of this Agreement.

12.4. Showstar acknowledges that the Licensed Materials are the product of NRP's extensive gathering and coordination of information, selection therefrom of information considered by NRP to be relevant and useful, and original arrangement of selected information.

12.5. Showstar shall not commit, or knowingly assist its agents or customers to commit, any act or omission that would impair NRP's Intellectual Property Rights in and to the Licensed Materials.

13. TERM AND TERMINATION

13.1. Subject to the terms of Sections 13.2, 13.3 and 13.4 below, this Agreement shall commence on the Effective Date and shall remain in effect for an initial term continuing through April 1, 2001 ("Initial Term").

13.2. After the Initial Term, subject to Sections 13.3, and 13.4, this Agreement shall automatically renew for successive additional terms of one year each (each such period of one year is referred to as a "Renewal Term") unless either party gives the other notice of termination at least two months prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be.

13.3. This Agreement may be terminated by NRP (a) immediately upon notice to Showstar in the event that Showstar fails to pay any amount owed to NRP within 30 days of the date such amount was due and fails to remedy such default within 15 days following written notice thereof from NRP or (b) immediately upon notice to Showstar in the event that Showstar is using the Licensed Materials (or any portion thereof) in any way other than as expressly permitted by this Agreement and fails to remedy such default within 10 days following written notice thereof from NRP or (c) at anytime on not less than 20 days prior notice to Showstar in the event that NRP believes that availability of the Licensed Materials on the ArtStar Web Site is affecting the business or reputation of NRP, Marquis Who's Who, Reed Elsevier Inc., or any of its affiliates in a negative manner.

13.4. In addition to the foregoing, either party may terminate this Agreement immediately upon written notice to the other party if such other party becomes insolvent, admits in writing its inability to pay its debts as they become due or ceases or threatens to cease to carry on the business or a substantial portion of the business carried on by it.


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13.5. Upon any termination or non-renewal of this Agreement, Showstar shall immediately discontinue use of the Licensed Materials and shall, within 10 days after the effective date of termination, purge its computer system of and, at NRP's option, either return to NRP all copies of the Licensed Materials in its possession or destroy all such Licensed Materials. Showstar will, upon the request of NRP, certify that the actions required of it by the foregoing sentence have been taken.

14. ARBITRATION

14.1. The parties will attempt to settle any controversy or claim arising out of or relating to this Agreement, or the breach thereof, through friendly consultation between the parties. If within thirty (30) days from the initial receipt by the allegedly offending party of notice of the controversy, claim or breach (the "Consultation Period") settlement cannot be reached, the controversy or claim will be settled by binding arbitration conducted before a single arbitrator who is knowledgeable in commercial law and laws and practices regarding information/database licensing and Internet. The arbitration will be conducted in accordance with the then applicable Commercial Arbitration Rules of the American Arbitration Association, and judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party will bear its own costs and expenses, including fees and expenses of counsel, associated with the arbitration, The arbitrator will not be empowered to award punitive damages except for willful misconduct.

14.2. The provisions of Section 14.1 will not prohibit either party from instituting an action for or obtaining an equitable remedy.

15. CONFIDENTIALITY

15.1 As used in this Agreement, "Confidential Information" means (a) proprietary or trade secret information which is clearly labeled or designated in writing as confidential, proprietary or the like by the disclosing party, and (b) information disclosed orally with a designation of such information as secret, confidential or proprietary prior to or during the oral disclosure and a subsequent reduction of such information to a writing labeled confidential, proprietary or the like and sent to the party to whom the disclosure was made within 15 days after the oral disclosure. Information shall not be considered Confidential Information to the extent that such information is: (w) already known to the receiving party free of any restriction at the time it is obtained from the other party, (x) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (y) or becomes publicly available through no wrongful act of the receiving party, or (z) required to be disclosed by applicable law.

15.2. Each of NRP and Showstar agrees that it will not, during the term of this Agreement and for one year thereafter, disclose to any other person or entity any Confidential Information received from the other, except (a) to the extent necessary or desirable to perform under this Agreement, (b) in connection with any pending action related to this Agreement, or (c) as required by a court of competent jurisdiction. Notwithstanding the provisions of this Section 15, the parties may disclose Confidential information to their respective affiliates, accountants, attorneys, and other similar professional advisors as long as the entity to which Confidential Information is disclosed is subject to obligations of confidentiality with the same effect as those specified in this Section 15.


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16. NOTICES

16.1. All notices given pursuant to this Agreement shall be in writing and sent to the party to be notified at its notice address or facsimile number set forth on Schedule D hereto and shall be deemed sufficient if sent prepaid by certified U.S. Mail, by nationally-recognized overnight service (which provides proof of delivery) or via facsimile transmission with confirmed answer back. Notices shall be effective upon receipt by the party to which the notice is directed.

16.2. Either party may from time to time change its notice address set forth in this Agreement by notice to the other party.

17. ENTIRE AGREEMENT; MODIFICATION; WAIVER

17.1. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous communications, understandings and agreements, oral or written, concerning the subject matter of this Agreement.

17.2. No modification or waiver any provision of this Agreement shall be valid unless such modification or waiver is in a writing drafted specifically and exclusively to amend or modify this Agreement and signed by the party against whom it is sought to be enforced. No purchase order, invoice, acceptance form or other like document shall modify this Agreement in any manner or impose obligations on the parties in addition to or inconsistent with those set forth herein. No waiver at any time of any provision of this Agreement, whether by conduct or otherwise, shall be deemed a waiver of any other provision of this Agreement at that time or a waiver of that or any other provision of this Agreement at any other time.

18. INJUNCTIVE RELIEF

18.1. Showstar acknowledges that any use of the Licensed Materials by Showstar which is not in accordance with the terms of this Agreement or any violation of the restrictions imposed on its use of the Licensed Materials would cause irreparable harm to NRP for which there would be no adequate remedy at law. Accordingly, Showstar agrees that in the event of any such violation, NRP shall be entitled to immediate injunctive relief (temporary, preliminary or permanent, as the case may be) against Showstar, its officers and employees, in addition to such other rights and remedies to which it may be entitled by law. In the event any such injunction is entered, Showstar shall pay the reasonable expenses incurred by NRP in obtaining such injunction, including, without limitation, reasonable attorney fees.

19. GOVERNING LAW

19.1. This Agreement shall be interpreted and construed according to, and governed by, the laws of the State of New Jersey, United States of America, as applicable to agreements made and wholly performed therein.

20. MISCELLANEOUS

20.1. Notwithstanding the expiration or earlier termination of this Agreement, Sections 9, 10, 11, 12, 13.5 and 14-20 and Showstar's obligation to pay all amounts due under Section 7 shall survive said expiration or earlier termination and shall remain in full force and effect.

20.2. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

20.3. Nothing in this Agreement shall be construed to constitute or appoint either party as the agent or representative of the other party for any purpose whatsoever, or to grant to either party any right or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other party, or to bind the other party in any way or manner whatsoever. Neither party will make any warranties or promises in the other party's name or enter into any contracts or licenses on behalf of the other party.

20.4. Neither party shall be liable to the other party for any loss or damage attributable to, and neither party shall be deemed to be in default hereunder as a result of, any failure or delay in performance caused by force majeure. For purposes of this Agreement, the term "force majeure" shall include strike, lockout, earthquake, hurricane, flood, fire or other acts of God, nature, war, rebellion, civil disorders, laws, regulations, acts of civil or military authorities (including the denial or cancellation of any export or other necessary license), unavailability of materials, carriers or communications facilities, and any other causes beyond the reasonable control of the party whose performance is affected. The party effected by an event constituting "force majeure" shall use all reasonable efforts to minimize the consequences of the same. Where force majeure remains in effect for more than three months, or if at the beginning of a force majeure condition it is clear that it will last longer than three months, either party may terminate this Agreement by giving notice to the other at least three months prior to such termination.

20.5. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible and the other provisions of this Agreement shall remain in force and unaffected.

20.6. This Agreement is binding upon and shall inure to the benefit of the parties and their respective permitted successors, trustees, and assigns. Neither party shall have the right to assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, NRP shall have the right to assign its rights and obligations under this Agreement, in whole or in part, to any affiliate of it or its parent corporation or to any entity which shall succeed to all or substantially all of the business or assets of NRP having to do with NRP's performance of this Agreement, provided that such successor entity shall assume all the duties and obligations of NRP under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date above written.

SHOWSTAR ONLINE.COM, INC.  NATIONAL REGISTER PUBLISHING, A
         DIVISION OF REED ELSEVIER, INC.

BY:      /s/                            BY:  /s/
NAME:  JOHN PUNZO                       NAME: RANDY MYSEL
TITLE:  PRESIDENT, C.E.O.               TITLE:  VICE PRESIDENT/PUBLISHER

SEPT 22/99

         LEXIS-NEXIS LEGAL DEPT.
         REVIEWED BY:  [initialed]
         DATE: 9/23/99


SCHEDULE A

LICENSED MATERIALS

Publication                                   Copyright Holder           Year of Copyright
1.       The 23rd  (Millennium) Edition       Reed Elsevier Inc.         1999
         of Who's Who in American Art-TM-

2.       The 57th Edition of the American     Reed Elsevier Inc.         1999
         Art Directory

3.       Subsequent editions of the above     Reed Elsevier Inc.         Year of initial
         publications which are published                                publication
         during any Renewal Term of this
         Agreement.


SCHEDULE B

DELIVERY ADDRESSES

Showstar Online.com, Inc.
Attn: Vice President, E-commerce
5407-108th  Avenue, N.E.
Kirkland, WA 98033


SCHEDULE C

PAYMENT ADDRESS

National Register Publishing
Attn: Randy Mysel, Vice President and Publisher
121 Chanlon Road
New Providence, NJ 07974


SCHEDULE D

NOTICE ADDRESSES

If to Showstar:   If by U.S. Mail or Courier, addressed to:
Showstar Online.com, Inc.

         Attn: President and CEO
         #85 10551 Shellbridge Way
         Richmond
         B.C. Canada V6X 2W9

If by fascimile transmission, sent to:
Showstar Online.com, Inc.
Attn: Vice President, E-commerce
Fascimile Number- 604-303-0442

with a confirmation copy sent via mail or courier to the address specified above

If to NRP:  If by U.S. Mail or Courier, addressed to:
         National Register Publishing
         Attn Randy Mysel, Vice President and Publisher
         121 Chanlon Road
         New Providence, NJ 07974

with a copy to:

National Register Publishing c/o LEXIS-NEXIS
Attn: General Counsel
9443 Springboro Pike
Miamisburg, OH 45342

If by facsimile transmission, sent to:
National Register Publishing
Attn. Randy Mysel
Facsimile Number: 908-508-9671

with a copy to:

National Register Publishing c/o LEXIS-NEXIS
Attn; General Counsel
Facsimile Number: 937-865-1211

With, in each case, a confirmation copy sent via mail or courier to the address specified above.